Exhibit 3.37(a)

CERTIFICATE OF MERGER

OF

SATURN I ACQUISITION CORP.

WITH AND INTO

TITAN HEALTH CORPORATION

Pursuant to Section 251 of the Delaware General Corporation Law (the “DGCL.”), in connection with the merger of Saturn I Acquisition Corp. with and into Titan Health Corporation (the “Merger”), the undersigned, hereby certify that:

FIRST: The name and jurisdiction of incorporation of each of the constituent corporations of the merger are:

(a) Saturn I Acquisition Corp., a Delaware corporation (the “Merger Sub”), which is merging into the Company (as defined below); and

(b) Titan Health Corporation, a Delaware corporation (the “Company”), which is the surviving corporation.

SECOND: An Agreement and Plan of Merger, dated as of August 31, 2011 (the “Agreement and Plan of Merger”), by and among the Company, the Merger Sub, and the other parties named therein has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the DGCL.

THIRD: The name of the surviving corporation is Titan Health Corporation, a Delaware corporation (the “Surviving Corporation”).

FOURTH: At the effective time of the merger, the Certificate of Incorporation of the Surviving Corporation, shall be amended and restated to read in their entirety as set forth on Exhibit A attached hereto.

FIFTH: The merger is to become effective upon the time of the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

SIXTH: The executed Agreement and Plan of Merger is on file at 15305 Dallas Parkway, Suite 1600, Addison, TX 75001., the address of the principal place of business of the Surviving Corporation.

SEVENTH: A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, each of the undersigned have caused this certificate to be signed by an authorized officer on the 6th day of September, 2011.

SATURN I ACQUISITION CORP.

By:	/s/ Brett Brodnax
Name:	Brett Brodnax
Title:	Vice President

TITAN HEALTH CORPORATION

By:
Name:
Title:

IN WITNESS WHEREOF, each of the undersigned have caused this certificate to be signed by an authorized officer on the 6th day of September, 2011.

SATURN I ACQUISITION CORP.

By:
Name:
Title:

TITAN HEALTH CORPORATION

By:	/s/ MARC D. JANG
Name:	MARC D. JANG
Title:	Pres & CEO

EXHIBIT A

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TITAN HEALTH CORPORATION

1.	The name of the Corporation is Titan Health Corporation (the “Corporation”).

2.	The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is: The Corporation Trust Company.
3.	The nature of the business or purposes to be conducted or promoted is:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

4.	The total number of shares of stock which this Corporation shall have authority to issue is 1,000 shares, all of which shall be Common Stock and the par value of each of such shares is $1.00 per share.

5.	A director of this Corporation shall, to the fullest extent permitted by the DGCL as it now exists or as it may hereafter be amended, not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyally to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended, after approval by the stockholders of this Section, to authorize any action by the Corporation which further eliminates or limits the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any amendment, repeal or modification of this Section 5, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Section 5, shall not adversely affect any right or protection of a director of this Corporation existing at the time of such amendment, repeal, modification or adoption.

6.

The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

Any amendment, repeal or modification of this Section 6, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Section 6, shall not adversely affect any right or protection existing at the time of such amendment, repeal, modification or adoption.